Exhibit 21.1

SUBSIDIARIES OF INTERNATIONAL FIGHT LEAGUE, INC.

State of
Name	Incorporation

Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.)	Delaware
BG Development Corp.	Delaware
Binary Therapeutics Inc.	Delaware
Heavens Door Corporation	Florida
IFL Corp.	Delaware

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